EXHIBIT 10.2

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (“Non-Competition Agreement”), dated as of March 28, 2007, is among Columbia Banking System, Inc., a Washington corporation (“Columbia”), Town Center Bancorp, an Oregon corporation (“TCB”), and the undersigned, each of whom is a director of TCB.

RECITALS

A.	Pursuant to the terms of the Plan and Agreement of Merger (the “Merger Agreement”), dated as of the date hereof, between Columbia, Columbia State Bank (“CB”), TCB and Town Center Bank (the “Bank”), TCB will be merged with Columbia and the Bank will be merged with CB (collectively, the “Merger”), with Columbia and CB as the continuing corporations.

B.	The parties to this Non-Competition Agreement believe that the future success and profitability of the Bank following the Merger (the “Combined Entity”) require that existing directors of TCB (the “Directors”) not be affiliated in any substantial way with a Competing Business (as defined herein) for a reasonable period of time after closing of the Merger.

AGREEMENT

In consideration of Columbia’s and TCB’s performance under the Merger Agreement, the Directors agree as follows:

1.	Definitions. Capitalized terms not defined in this Non-Competition Agreement have the meaning assigned to those terms in the Merger Agreement. The following definitions also apply to this Non-Competition Agreement:

a.	Competing Business. “Competing Business” means any financial institution or trust company (including without limitation, any start-up or other financial institution or trust company in formation) or holding company thereof that competes or will compete within the Covered Area with the Combined Entity, Columbia or any of their subsidiaries or affiliates.

b.	Covered Area. “Covered Area” means the counties of Multnomah, Clackamas, and Washington in the State of Oregon and the county of Clark in the State of Washington.

2.	Effectiveness. This Non-Competition Agreement will take effect at the Effective Date and will continue in effect as specified herein. If the Merger Agreement is terminated for any reason, this Non-Competition Agreement will be null and void and of no effect.

3.	Participation in Competing Business. Except as provided in Section 6 and Section 7, for two years after the Effective Date (such period of time being the “Term”), such Director will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including without limitation, (a) as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant, agent, or representative, or (b) the organization and pre-opening phases in the formation of a Competing Business.

4.	No Solicitation. During the Term, the Directors will not, directly or indirectly, solicit or attempt to solicit (a) any employees of the Combined Entity as an employee or otherwise, in any manner in, a Competing Business, or (b) any customers of the Combined Entity to transfer their business to a Competing Business. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications.

5.	Confidential Information. During and after the Term, the Directors will not disclose any confidential information of the Combined Entity obtained by such person while serving as a director of the Combined Entity except in accordance with a judicial or other governmental order. For purposes of this Non-Competition Agreement “confidential information” does not include (a) information that is generally available to the public other than as a result of a disclosure by the Directors; (b) information that was received by the Directors from another person without any limitations on disclosure, but only if the Directors had no reason to believe that the other person was prohibited from using or disclosing the information by a contractual or fiduciary obligation; or (c) was independently developed by the Directors without using any confidential information of the Combined Entity.

6.	Outside Covered Area. Nothing in this Non-Competition Agreement prevents a Director from becoming involved with, as a shareholder, member, partner, director, officer, manager, investor, organizer, founder, employee, consultant, agent, representative, or otherwise, with a Competing Business that has no operations in the Covered Area.

7.	Passive Interest. Nothing in this Non-Competition Agreement prevents the Directors from owning 5% or less of any class of security of a Competing Business.

8.

Resignation; Advisory Board. Each Director hereby tenders his or her resignation from the Board of Directors of TCB and its banking subsidiary effective upon closing of the Merger. In the event the Merger Agreement is terminated for any reason, this resignation will be withdrawn and will be of no further effect. Subject to the terms in the Merger Agreement, Columbia will invite each Director to serve on an advisory board relating to the integrations of the Bank’s operations into CB to be formed effective as of closing of the Merger, for a term ending on the one year anniversary after the Effective Date, and thereafter by mutual consent of the parties. Columbia will pay each advisory director $600, except for the chairman who will be paid $700, for each advisory board meeting attended by the director during that term. Columbia agrees to indemnify each Director who serves on the advisory board against all claims, liability and damages arising out of such service to the same extent that directors of Columbia’s banking subsidiaries are entitled to indemnification under Article 11 of Columbia’s Second Amended and Restated Articles of Incorporation, other than Sections 11.2 and 11.3 thereof.

9.	Remedies. Any breach of this Non-Competition Agreement by a Director will entitle the Combined Entity, together with its successors and assigns, to injunctive relief and/or specific performance, as well as to any other legal or equitable remedies they may be entitled to.

10.	Governing Law and Enforceability. This Non-Competition Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of Washington, without regard to any applicable conflict of law principles. If any court determines that the restrictions set forth in this Non-Competition Agreement are unenforceable, then the parties request such court to reform these provisions to the maximum restrictions, term, scope or geographical area that such court finds enforceable. Venue of any legal action or proceeding between the parties related to this Agreement shall be in Pierce County, Washington, and the parties each consent to the personal jurisdiction of the courts of the State of Washington and the federal courts located in Washington. Each Director agrees not to claim that Pierce County, Washington is an inconvenient place for trial.

11.	Individual Obligations. The obligations of each of the Directors under this Non-Competition Agreement are intended to be several and not joint.

12.	Counterparts. The parties may execute this Non-Competition Agreement in one or more counterparts, including facsimile counterparts. All the counterparts will be construed together and will constitute one Agreement.

[signature pages follow]

SIGNED as of March 28, 2007:

TOWN CENTER BANCORP		COLUMBIA BANKING SYSTEM, INC.

By	/s/ Bruce G. Bryant	By	/s/ Melanie J. Dressel
	Bruce G. Bryant		Melanie J. Dressel
	President & Chief Executive Officer		President & Chief Executive Officer

Additional Signatures on Next Page

[Signature Page to Non-Competition Agreement]

DIRECTORS:

/s/ Bruce G. Bryant	/s/ Samuel E. Allen
Bruce G. Bryant	Samuel E. Allen

/s/ Charles W. Botsford	/s/ Raymond E. Cotton
Charles W. Botsford	Raymond E. Cotton

/s/ John J. Faherty	/s/ Thomas T. Joseph
John J. Faherty	Thomas T. Joseph

/s/ Judith A. McGee	/s/ Elton R. Storment
Judith A. McGee	Elton R. Storment

/s/ Glenn O. Tribe	/s/ C. Joseph Van Haverbeke
Glenn O. Tribe, Chairman	C. Joseph Van Haverbeke

[Signature Page to Non-Competition Agreement]